EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
EFFECTIVENESS OF REVERSE STOCK SPLIT

BLAIRSVILLE, GA – (MARKET WIRE) – June 17, 2011 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced that the 1-for-5 reverse stock split of its common stock and non-voting common stock will become effective as of approximately 5 p.m. Eastern time on June 17, 2011 (the “effective time”) pursuant to an amendment to United’s articles of incorporation filed with the Secretary of State of Georgia.  Accordingly, as of the effective time, each 5 shares of United’s common stock will be reclassified into 1 share of common stock, and each 5 shares of United’s non-voting common stock will be reclassified into 1 share of non-voting common stock.  The common shares will begin trading on an adjusted basis and under a new CUSIP number effective as of the opening of trading on the Nasdaq Global Select Market on Monday, June 20, 2011.

The reclassification was previously approved by United’s shareholders at the annual shareholder meeting held on June 16, 2011.  No fractional shares of common stock or non-voting common stock are to be issued as a result of the reclassification.  For each holder of common stock and non-voting common stock, the number of shares held upon the effectiveness of the reclassification will be divided by five, respectively, and, if the resulting number is not a whole number, such holder will be entitled to receive a cash payment in lieu of such fractional shares.
As a result of the reclassification and elimination of fractional shares, the number of outstanding common shares will be approximately 20.9 million after the close of business today.  Additionally, there are no non-voting common shares outstanding.  The reclassification will affect all holders of United’s common shares uniformly and will not affect any shareholder’s percentage ownership interest in United nor affect any shareholder’s proportionate voting power.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United has assets of $7.4 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and eastern Tennessee. United specializes in providing personalized community banking services to individuals and small to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s web site at www.ucbi.com.